UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 30, 2004 (November 23, 2004)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123
(Address of principal executive offices, including zip code)

(858) 571-5555
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On November 23, 2004, we entered into a Manufacturing Services Agreement with Sanmina-SCI Corporation under which we will outsource the manufacture of all our products exclusively to Sanmina-SCI.  Sanmina-SCI will manufacture the products at its Rapid City, South Dakota facility.  The term of the agreement is five years, and it will renew annually thereafter unless terminated by either party upon six months written notice.  We may manufacture our own products at any time upon six months written notice, but we may not use another outsourced manufacturer until 2009.  Furthermore, the agreement will automatically terminate upon insolvency of either party, and either party may terminate the agreement before five years in the case of an uncured material breach by the other party.

During the course of the agreement, we will provide Sanmina-SCI with product forecasts and purchase orders specifying the products and the customers.  Sanmina-SCI will manufacture the products to our specifications and provide fulfillment and shipping services to designated customers.  Sanmina-SCI will bill us on normal vendor terms upon shipment of completed products to us or our customers.  Sanmina-SCI’s charge for the products will be based on its burdened cost of labor and non-consigned materials.  We will monitor Sanmina-SCI’s performance by periodically obtaining competitive bids for components and by tracking product quality and service levels.

We will stage the transition of manufacturing to Sanmina-SCI on a schedule which anticipates full transfer by June 30, 2005.  As manufacturing is transferred, Sanmina-SCI will purchase all related raw materials from us at cost.  Sanmina-SCI may also purchase selected fixed assets from us that may be used in the manufacturing process.  During the term of the agreement, we will retain the liability for normal component inventories that are purchased by Sanmina-SCI.  Sanmina-SCI will provide industry standard insurance coverage during the term of the agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: November 30, 2004		/s/ Vernon A. LoForti
	By:	Vernon A. LoForti
Vice President & CFO